Exhibit 10.1

EXECUTION COPY

AVEPOINT, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between AvePoint, Inc., a Delaware corporation (the “Corporation”), and James Caci (the “Executive”), and provides as follows:

RECITALS

WHEREAS, the Corporation is a software company that enables organizations to collaborate with confidence as the largest provider of Microsoft 365 data management solutions.

WHEREAS, Executive has been involved in senior level financial affairs of corporations, has over 20 years of relative experience, including leading high-caliber organizations and possesses managerial experience, knowledge, skills and expertise required by the Corporation;

WHEREAS, the employment of Executive by the Corporation is in the best interests of the Corporation and Executive; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of Executive's continued employment by the Corporation as hereinafter set forth.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties covenant and agree as follows:

Section 1.	Employment.

Executive shall be employed as the Chief Financial Officer of the Corporation and shall discharge such duties and responsibilities of an executive nature as may be assigned to him by the Chief Executive Officer.

Section 2.	Term of Employment.

Contingent on the completion and acceptance of references and a background check, the initial term of employment shall commence on August 23, 2021 and end on December 31, 2021. However, on December 31, 2021 and each December 31st thereafter the term of this Agreement shall be renewed and extended by one year unless Executive or the Corporation notifies the other in writing that the term shall not be renewed and extended.

Section 3.	Exclusive Service.

Executive shall devote his best efforts and full time to rendering services on behalf of the Corporation in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to an officer of the Corporation.

Notwithstanding the forgoing, Executive shall be entitled to serve as a director on boards outside of the Corporation so long as such other companies do not compete with the Corporation and activities do not interfere with Executive’s duties to the Corporation.

Section 4.	Salary.

(a) As compensation while employed hereunder, Executive, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $315,000, payable on such terms and in such installments as other similarly situated executives, which, at the current time, is payable in 24 equal installments on the 15th and last day of each month over the course of one year. The Chief Executive Officer, in his discretion, may increase Executive's base salary during the term of this Agreement.

(b) The Corporation shall withhold state and federal income taxes; social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Corporation. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(c) Except as otherwise expressly set forth herein, no compensation shall be paid pursuant to this Agreement in respect of any calendar month subsequent to any termination of Executive's employment by the Corporation.

Section 5.	Corporate Benefit Plans.

Executive shall be entitled to participate in or become a participant in any employee health, welfare and benefit plans maintained by the Corporation for which he is or will become eligible as of the date Executive begins his employment with the Corporation.

Section 6.	Bonuses.

Executive shall participate in executive bonus programs, as established from time to time by the Board of Directors, or an appropriate committee thereof. Executive shall be eligible to receive up to $285,000 as an annual bonus as determined in the sole discretion of the Compensation Committee based on the performance of Executive during the past year and the performance of the Corporation.

Section 7.	Equity Compensation.

Executive shall participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the AvePoint, Inc. 2016 Equity Incentive Plan and any successor plans. Grants under such plans are subject to approval by the Board of Directors or an appropriate committee thereof.

Executive shall be entitled to an equity grant value equal to $1,000,000, comprised of restricted stock units (RSUs) at the Corporation’s next company-wide grant cycle. Twenty-five percent (25%) of the grant shall vest as of December 31, 2021, with the remaining seventy-five percent (75%) following the vesting criteria as similarly situated officers.

Section 8.	Expense Account.

The Corporation shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Corporation’s business. Such expenses will include client entertainment, business meals, out-of-town lodging, travel expenses, reasonable professional fees and dues. Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Executive following receipt and verification of such reports.

Section 9.	Unlimited Paid Time off (PTO).

Executive shall be entitled to receive unlimited paid time off under the Corporation’s Paid Time Off (“PTO”) program. The Corporation’s PTO program provides for both vacation and sick time off with pay.

Section 10.	Termination.

Executive shall be subject to an initial probationary period of employment, which shall be three months from Executive’s start date, during which time the Corporation may terminate this Agreement. During and following Executive’s probationary period, the following termination provisions shall apply:

(a) Resignation by Executive without Good Reason.

Executive may resign and terminate this Agreement upon written notice to the Corporation as provided herein. In the event Executive’s employment under this Agreement is terminated by the resignation of the Executive without Good Reason (as hereinafter defined), Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(b) Termination by Corporation for Cause.

The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for (i) material breach of this Agreement by Executive which breach is not cured within 30 days of receipt by Executive of written notice from the Corporation specifying the breach; (ii) Executive’s gross negligence in the performance of this material duties hereunder; (iii) intentional nonperformance or misperformance of such duties or refusal to abide by or comply with the directives of his superior officers, or the Corporation’s policies and procedures, which actions continue for a period of at least 30 days after receipt by Executive of written notice of the need to cure or cease; (iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Corporation, that in the reasonable judgment of the Board of Directors materially and adversely affects the Corporation; or (v) Executive’s conviction of a felony or other crime involving moral turpitude. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(c) Termination by Corporation without Cause or by Executive for Good Reason.

(1) The Corporation may terminate Executive’s employment other than for Cause (as defined above) at any time upon written notice to Executive, which termination shall be effective ninety (90) days after notice to Executive of such termination. Executive may resign for “Good Reason”, as hereafter defined if Executive (i) provides written notice to the Company explaining the circumstances resulting in the submission of resignation for Good Reason (“Resignation Notice”) and (ii) provides the Company with ninety (90) days opportunity following Company’s receipt of the Resignation Notice (the “Resignation Cure Period”) to resolve the circumstances resulting in the submission of resignation for Good Reason. In the event the Company resolves the circumstances resulting in the submission of resignation for Good Reason during the Cure Period, Executive shall not be entitled to resign pursuant to this Section 10(c). In the event Company does not resolve the circumstances resulting in the submission of resignation for Good Reason during the Cure Period, Executive may resign thirty (30) days following the expiration of the Cure Period.

(2) If such termination occurs before three (3) completed years of service as measured from August 1, 2021, Executive shall receive the sum of four (4) months base salary. Subsequently, in Executive’s fourth year and so on, Executive will receive one month for every completed year of service and for any partial years, an amount equal to the number of days in the year divided by 365 upon to a maximum of twelve (12) months.

(3) Notwithstanding the provisions of Section 10(c)(2) of this Agreement to the contrary:

(i)     Consequences of Breach. If Executive breaches Section 11, 12 or 13 in any material respect, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 10(c)(2) and the Corporation shall be entitled to recover any payments made to the Executive subsequent to such breach. This right shall be in addition to, and not in lieu of, any other available right or remedy.

(ii) General Release. The Corporation’s obligation to provide compensation and benefits under Section 10(c)(2) shall be contingent upon the Executive signing a general release and separation agreement in form and substance acceptable to the Corporation.

(d) Termination Upon Executive’s Death.

This Agreement shall terminate upon death of Executive; provided, however, that in such event the Corporation shall pay to the estate of Executive his accrued but unpaid base salary compensation earned through the date of termination as well as any unpaid and due bonus/commission earned up to the date of termination.

(e) Termination Upon Disability.

The Corporation may terminate Executive's employment under this Agreement, after having established the Executive's disability by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the receipt of such notice. For purposes of this Agreement, "disability" means either (i) the inability of the Executive to perform his job duties due to illness or accident for a period of at least 13 weeks during any consecutive twelve month period, as determined by a physician selected and paid for by the Corporation or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld, or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Executive, whichever shall be more favorable to Executive. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(f) Obligations Survive Termination or Expiration.

Notwithstanding the termination of Executive's employment pursuant to any provision of this Agreement (including any expiration of this Agreement), the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 11, 12 and 13.

(g) Notice by Executive.

Executive's employment hereunder may be terminated by Executive upon ninety (90) days written notice to the Corporation or at any time by mutual agreement in writing.

(h) Obligations Unconditional.

The Corporation's obligation to pay the Executive the compensation provided in Section

10 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(i) Good Reason Defined.

For purposes of this Agreement, "Good Reason" shall mean:

(i) The assignment of duties to the Executive by the Corporation which result in the Executive having a material reduction in authority or responsibility than he has on the date hereof, without his express written consent;

(ii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

(iii) The failure of the Corporation to provide the Executive with substantially the same fringe benefits that are provided to him at the inception of this Agreement (including, but not limited to, participation in bonus programs or equity incentive programs);

(iv) The Corporation’s failure to comply with any material term of this Agreement; or

(v) The failure of the Corporation to obtain the assumption of, and agreement to perform, this Agreement by any successor.

(j) Change of Control.

For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation's Board, or any successor's board, within three years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii)

occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

In the event a Change of Control occurs while employed by the Company, all unvested equity participation grants by the Corporation to the Executive will immediately vest and shall be exercisable over the period of time set forth in the granting documents.

Section 11.	Confidentiality/Nondisclosure.

(a) Executive hereby acknowledges that Executive’s employment with the Corporation places Executive in a position of confidence and trust with respect to the business, operations, customers, prospects, and personnel of the Corporation, and that Executive will be given access to trade secrets and confidential and proprietary business information of the Corporation. Executive acknowledges that the Corporation’s trade secrets and confidential and proprietary business information include, but are not limited to, such matters as Corporation patents, trade secrets, systems, products and methodologies (whether or not patentable), formulas, processes, manufacturing procedures, manuals, reports, software and source code used in the Corporation’s production and business processes, customers, identity of vendors, materials used in the manufacturing process, pricing received from vendors, machine settings, business opportunities and prospective business opportunities, costing and pricing procedures, marketing and business strategies, equipment and methods used and preferred by the Corporation and/or its customers, and the amounts paid by such customers for the Corporation’s products (all of the foregoing will be hereinafter referred to as “confidential information”). Additionally, and not by way of limitation, as used above, the term “trade secrets” shall be afforded the broadest construction allowed by the common law and/or the federal law.

(b) Executive agrees that the Corporation’s confidential information derives independent economic value because it is not generally known or readily ascertainable by other persons who could obtain economic value from the disclosure or use of such information.

(c) Executive acknowledges that the Corporation has invested considerable time and expense in developing and safeguarding its confidential information, and in developing and maintaining personal contacts and relationships with its customers and potential customers. Executive agrees that, in so doing, the Corporation has developed favorable goodwill with customers and with the business community. The Corporation wishes to safeguard its goodwill and confidential information.

(d) Executive pledges his/her best efforts and utmost diligence to protect the Corporation’s confidential information. Unless required by the Corporation in connection with Executive’s employment or with the Corporation’s express written consent, Executive agrees that he will not, either during his employment with the Corporation or afterwards, directly or indirectly, use or disclose for Executive’s own benefit or for the benefit of another person or entity of any kind, or group of persons and/or entities, any of the Corporation’s confidential information, whether or not the information is acquired, learned, attained, or developed by Executive alone or in conjunction with others. Executive makes the same pledge with regard to the confidential information of the Corporation’s customers, contractors, or others with whom the Corporation has a business relationship.

(e) Executive also agrees that all notes, lists, records, drawings, memoranda, or other documents that are made or compiled by Executive or which were available to Executive concerning any of the Corporation’s business and/or confidential information shall be the exclusive property of the Corporation. Executive agrees to deliver such materials and information to the Corporation upon the termination of the employment relationship or at any other time at the Corporation’s request. Executive understands that the unauthorized taking or disclosure of any of such information or materials could also result in civil and/or criminal liability.

(f) The Corporation expects Executive to respect any trade secrets or confidential information of any of Executive’s former employers, business associates, or any others. Executive agrees to respect the Corporation’s express direction to Executive not to disclose to the Corporation, its officers, or any employees any such information as long as it remains confidential.

Section 12.	Covenant Not to Compete and Non-solicitation.

(a) Executive understands and agrees that the Corporation has disclosed or will disclose confidential information to Executive during his employment with the Corporation, the disclosure or use of which outside the Corporation’s business would be detrimental to the Corporation. Executive further agrees that the Corporation would suffer great loss and damage if Executive should, on his own behalf or on behalf of any other person or entity of any kind, or group of persons and/or entities, use or disclose any of the Corporation’s confidential information.

(b) Executive acknowledges that Executive’s engaging in any business that is directly or indirectly competitive with the Corporation would cause the Corporation great and irreparable harm. While employed by the Corporation, Executive shall faithfully devote his best efforts to advance the business and interests of the Corporation and may not directly or indirectly, on his own behalf or another’s behalf, engage in any manner in any other business relating to or competing with that of the Corporation.

(c) Except as otherwise provided in this Agreement, for twelve (12) months after the termination of his employment with the Corporation for any reason, whether with or without Cause, Executive may not, directly or indirectly, on his own behalf or on behalf of another person or entity of any kind, or group of persons and/or entities, (i) participate in, or be associated with the management or control of any competing business of the Corporation at the time of termination of Executive’s employment or (ii) be employed by any such business in a position in which Executive would perform duties that are substantially similar to or the same as those performed by Executive on behalf of the Corporation or in a position that would utilize knowledge or skill developed by Executive during such employment with the Corporation. It is expressly provided, however, that this covenant does not preclude Executive from working in the software industry in some role that would not compete with the business of the Corporation. Because the Corporation engages in its business on a worldwide basis, the geographic scope of the covenants in this paragraph shall extend to those worldwide markets in which the Corporation does business or has plans to do business at the termination of Executive’s employment. Executive further acknowledges that the covenants in this paragraph are reasonable and necessary to protect the Corporation’s legitimate business interests.

(d) Executive acknowledges that, while employed by the Corporation, Executive will have contact with and/or become aware of the Corporation's customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. Executive further acknowledges that loss of such customers would cause the Corporation great and irreparable harm. For twenty-four (24) months after the termination of Executive’s employment for any reason, whether with or without Cause, Executive may not directly or indirectly solicit, contact, call upon, or attempt to communicate with any customer, former customer or prospective customer of the Corporation on behalf of any business competing with that of the Corporation. This restriction will apply only to any customer, former customer or prospective customer of the Corporation with whom the Corporation has had contact during that last twelve (12) months of Executive’s employment with the Corporation. For the purposes of this paragraph, "contact" means (i) interaction between the Corporation and the customer, former customer or prospective customer that takes place to further the business of either the Corporation or the customer, or (ii) making sales or marketing efforts to or performing services for the customer, former customer or prospective customer on behalf of the Corporation.

(e) For twelve (12) months after the termination of Executive’s employment with the Corporation for any reason, whether with or without cause, Executive may not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of the Corporation.

Section 13.	Ownership of Intellectual Property.

Any and all inventions, discoveries, improvements, or creations (collectively "intellectual property") that Executive has conceived or made or may conceive or make during the period of employment that in any way, directly or indirectly, are connected with or related to the Corporation and/or its business, shall be the sole and exclusive property of the Corporation. All works created by Executive under the Corporation’s direction or in connection with the Corporation’s business for which copyrights, trademarks or patents may be sought are works made for hire" and will be the sole and exclusive property of the Corporation. Any and all copyrights, trademarks or patents to such works, whether actually sought and/or applied for or not, will belong to the Corporation, and the Executive shall execute all documents that may be necessary to convey or assign any such rights that the Executive may have in such intellectual property to the Corporation or that otherwise may be necessary to enable the Corporation to seek such protection for such intellectual property. To the extent any such works are not deemed to be "works made for hire," the Executive hereby assigns all proprietary rights, including copyrights, trademarks and patents, in such works to the Corporation.

Notwithstanding the foregoing, Executive will be permitted to retain any documentation reasonably necessary to enforce the terms of this Agreement.

Section 14.	Injunctive Relief, Damages, Etc.

Executive agrees that given the nature of the positions held by Executive with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief. The covenants contained in Sections 11, 12 and 13 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation's legitimate business interests.

Section 15.	Binding Effect/Assignability.

This Agreement shall be binding upon and inure to the benefit of the Corporation and Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Executive or any beneficiary or beneficiaries designated by Executive. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Corporation" shall include any successor to the Corporation as set forth above. Any aforesaid successor shall be bound by the terms of this Agreement.

Section 16.	Governing Law.

This Agreement shall be subject to and construed in accordance with the laws of the State of New Jersey, without respect to its conflict of laws provisions.

Section 17.	Invalid Provisions.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 18.	Notices.

Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Executive to his last known address.

Section 19.	Entire Agreement.

(a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 19.	Amendment and Waiver.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20.	Case and Gender.

Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 21.	Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

[The remainder of this page is intentional left blank and followed by the signature page.]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its duly authorized representatives and Executive.

AVEPOINT, INC.

By: /s/ Tianyi Jiang
Tianyi Jiang, CEO

EXECUTIVE

/s/ James Caci
James Caci